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                                                                     EXHIBIT 8.1

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]

                               September 10, 1996

DCD Corporation
600 Highway 169
2000 Interchange Tower
Minneapolis, MN  55426

         Reference is made to the Registration Statement on Form S-4 of DataWorks Corporation ("DataWorks") filed on September 11, 1996 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed merger of DataWorks Acquisition Sub., Inc., a wholly owned subsidiary of DataWorks ("DataWorks Sub"), into DCD Corporation ("DCD") pursuant to that certain Agreement and Plan of Merger and Reorganization entered into August 16, 1996, by and between DataWorks, DataWorks Sub, DCD and certain shareholders of DCD.

         We hereby confirm that the discussions in the Prospectus/Joint Proxy Statement contained in the Registration Statement under "SUMMARY - - Other Matters Related to the Merger -- Certain Federal Income Tax Consequences" and "THE MERGER AND RELATED TRANSACTIONS -- Certain Federal Income Tax Consequences" are a fair and accurate summary of the matters addressed therein.

         We hereby consent to the filing of this option as Exhibit 8.1 to the Registration Statement and to the use of our name under "THE MERGER AND RELATED TRANSACTIONS -- Certain Federal Income Tax Consequences" in the Prospectus/Joint Proxy Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                                        Very truly yours,



                                        /s/ Dorsey & Whitney LLP